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                              FOR:             YALE INTERNATIONAL, INC.

                              APPROVED BY:     Donald C. Roof
                                               Senior Vice President and
                                               Chief Financial Officer
                                               (704) 367-4220

FOR IMMEDIATE RELEASE


                  YALE AND COLUMBUS MCKINNON ANNOUNCE AGREEMENT

CHARLOTTE, NC (August 26, 1996) -- Yale International, Inc. (Nasdaq: YALE) today announced that it had signed a definitive merger agreement with Columbus McKinnon Corporation (Nasdaq: CMCO) for the acquisition of Yale by Columbus in an all-cash transaction valued at approximately $260 million.
         Under the agreement, which is subject to regulatory approval, Columbus McKinnon will make a tender offer for the purchase of outstanding Yale shares at $24 per share. Following completion of the tender offer, Yale will be merged with a subsidiary of Columbus, and each Yale share not previously purchased will be converted in the merger into the right to receive $24.
         The board of directors of Yale has determined that the terms of the tender offer are fair to Yale and its stockholders and unanimously recommends that Yale's stockholders tender their shares and warrants in the offer, when commenced.
         Gary L. Tessitore, president and chief executive officer of Yale said, "We are extremely pleased that we were able to reach this agreement with Columbus McKinnon. Columbus McKinnon is a premier company in material handling and the combination with Yale promises to be of great benefit to both companies and will enable the combined organization to better compete in the international material handling market."
         Yale International, Inc. manufactures and distributes a diversified line of material handling and industrial component products, including chain and wire rope hoists, actuators, scissor-lifts and rotating unions. Principal brand names are Yale, Duff-Norton, Coffing, Little Mule and American Lifts. The Company operates under the name Yale International, although its legal identity will remain Spreckels Industries, Inc. until shareholder approval is received at the next annual shareholders' meeting.



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